EXHIBIT 23.2

June 26, 2023

Board of Directors

Barrett Business Services, Inc.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

Re: Registration Statement on Form S-8 Relating to the Amended and Restated 2020 Stock Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Barrett Business Services, Inc., a Maryland corporation (the “Corporation”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 350,000 shares (the “Shares”) of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms of Corporation’s Amended and Restated 2020 Stock Incentive Plan (the “Plan”).

As counsel to the Corporation, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction of the Plan, the Amended and Restated Charter of the Corporation, as currently in effect, the Bylaws of the Corporation as currently in effect, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S-8 (the “Registration Statement”) covering the registration of the Shares under the Securities Act, and such other corporate records, certificates, other documents, and questions of law as we have considered necessary or appropriate for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Corporation.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that following (a) effectiveness of the Registration Statement, (b) issuance of the Shares in accordance with the terms of the Plan and the instruments executed pursuant to the Plan governing the awards to which any such Shares relate, and (c) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and in the Plan or any such instruments, the Shares will be validly issued, fully paid, and nonassessable.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any jurisdiction other than the laws of the State of Maryland (including the statutory provisions, Maryland General Corporation Law, as amended, the applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

This opinion has been prepared for your use in connection with the issuance of the Shares under the Plan, and speaks as of the date hereof. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

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It is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Very Truly Yours,

COZEN O’CONNOR

/s/ Cozen O’Connor